Exhibit (a)(1)(i)

OFFER TO PURCHASE

by

GMX RESOURCES INC.

Offer to Purchase for Cash up to $50.0 Million Aggregate Principal Amount of its

Outstanding

5.00% Convertible Senior Notes due 2013

(CUSIP No. 38011MAB4)

The Tender Offer will expire at 5:00 p.m., New York City time, on February 28, 2011, unless extended or earlier terminated by GMX Resources Inc. in its sole discretion (such time and date, as the same may be extended, the “Expiration Date”). Tendered Convertible Senior Notes may be withdrawn at any time prior to the Expiration Date.

GMX Resources Inc., an Oklahoma corporation (“GMX,” the “Company,” “we” or “us”) is offering to purchase for cash up to $50.0 million aggregate principal amount of its outstanding 5.00% Convertible Senior Notes due 2013 (the “Convertible Notes”), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time constitute the “Tender Offer”). Convertible Notes tendered but not purchased in the Tender Offer will be credited to the accounts of the tendering noteholders promptly after the expiration of the Tender Offer. See “The Tender Offer — Principal Amount of Convertible Notes; Proration.”

The consideration for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is $1,000. We will also pay any accrued and unpaid interest to, but not including, the date on which we accept tendered Convertible Notes for payment.

Description of Notes	CUSIP	Principal Amount Outstanding(1)	Aggregate Principal Amount Sought	Consideration per $1,000 Principal Amount
5.00% Convertible Senior Notes due 2013	38011MAB4	$122,750,000	$50,000,000	$1,000

(1)	Principal amount of Convertible Notes outstanding as of January 27, 2011

This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that should be read before any decision is made with respect to the Offer. See the section titled “Certain Information About Us — Incorporation by Reference.”

We reserve the right to terminate, withdraw or amend the Tender Offer at any time and from time to time subject to applicable law, as described herein. Our obligation to purchase Convertible Notes under the Tender Offer is subject to certain conditions, including but not limited to the financing condition described in “The Tender Offer — Conditions to the Tender Offer.” The Tender Offer is not conditioned on any minimum aggregate principal amount of the convertible notes being validly tendered and not withdrawn. We reserve the right to waive any of the conditions to the Tender Offer.

Our common stock, par value $0.001 per share (the “Common Stock”), is listed on The New York Stock Exchange under “GMXR.” On January 27, 2011, the closing price of our Common Stock on The New York Stock Exchange was $5.47 per share.

Any questions or requests for assistance concerning the terms of the Tender Offer may be directed to Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, the Dealer Managers for the Tender Offer (the “Dealer Managers”) at the addresses and the telephone numbers set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the Tender Offer or for additional copies of this Offer to Purchase, the Letter of Transmittal or the other offer documents may be directed to Global Bondholder Services Corporation (the “Information Agent”) for the Tender Offer at the address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer. See “The Tender Offer — Certain Significant Consequences” for a discussion of certain factors that should be considered in evaluating the Tender Offer.

NONE OF GMX, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR CONVERTIBLE NOTES PURSUANT TO THE TENDER OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS CONVERTIBLE NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF THE CONVERTIBLE NOTES TO BE TENDERED.

THE OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR ANY RELATED DOCUMENTS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Managers for the Tender Offer:
Credit Suisse	Morgan Stanley
Offer to Purchase dated January 28, 2011

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IMPORTANT INFORMATION

Holders of the Convertible Notes should take note of the following dates in connection with the Tender Offer:

Date	Calendar Date	Event
Commencement Date	January 28, 2011	Commencement of the Tender Offer subject to the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal.

Expiration Date	5:00 p.m., New York City time, on February 28, 2011, unless extended or earlier terminated by us in our sole discretion.	The last day and time for noteholders to tender Convertible Notes pursuant to the Tender Offer in order to be eligible to receive the tender offer consideration.

Withdrawal Date	Prior to 5:00 p.m., New York City time, on February 28, 2011, unless extended or otherwise terminated, and after 5:00 p.m., New York City time, on March 25, 2011.	Tendered Convertible Notes may be withdrawn by noteholders at any time prior to the Expiration Date. You may also withdraw your tendered Convertible Notes if we have not accepted them for purchase on or before 40 business days after the commencement of the Tender Offer.

Payment Date	A date promptly following the Expiration Date on which we accept Convertible Notes for payment pursuant to the Tender Offer.	Payment of the tender offer consideration for all Convertible Notes validly tendered, and not validly withdrawn, subject to proration, on or prior to the Expiration Date.

Upon the terms and subject to the conditions of the Tender Offer (including but not limited to, if the Tender Offer is extended or amended, the terms and conditions of any such extension or amendment), we are offering to purchase for cash up to $50.0 million aggregate principal amount of the Convertible Notes at a price equal to $1,000 for each $1,000 principal amount of Convertible Notes validly tendered and not withdrawn pursuant to the Tender Offer, subject to proration.

If the Convertible Notes are accepted for payment pursuant to the Tender Offer, noteholders who validly tender and do not withdraw their Convertible Notes pursuant to the Tender Offer on or before the Expiration Date will receive the tender offer consideration.

If the Tender Offer is terminated or withdrawn, the tender offer consideration will not be paid or become payable. In the event of a termination or withdrawal of the Tender Offer without any Convertible Notes being purchased thereunder, the Convertible Notes tendered pursuant to the Tender Offer will be promptly returned to the tendering noteholders.

In addition to receiving the tender offer consideration, tendering noteholders whose Convertible Notes are purchased pursuant to the Tender Offer will receive any accrued and unpaid interest to, but not including, the Payment Date.

Payment for Convertible Notes validly tendered and accepted for payment will be made by our deposit of immediately available funds with Global Bondholder Services Corporation, the depositary for the Tender Offer

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(the “Depositary”), or, at the direction of the Depositary, the Depository Trust Company (“DTC”), which will act as agent for the tendering noteholders for the purpose of receiving payments from us and transmitting such payments to tendering noteholders.

All Convertible Notes accepted for payment in the Tender Offer will cease to accrue interest on the Payment Date, unless we default in the payment of amounts payable pursuant to the Tender Offer. All Convertible Notes not tendered or accepted for payment shall continue to accrue interest.

We expressly reserve the right, in our sole discretion, subject to the requirements of applicable law, (i) to terminate or withdraw the Tender Offer, (ii) to extend the Expiration Date and (iii) to amend the terms of the Tender Offer, subject to any obligation under applicable law to extend the period of time the Tender Offer remains open. The foregoing rights are in addition to our right to delay acceptance for payment of Convertible Notes tendered under the Tender Offer.

From time to time after the Expiration Date, or after termination or withdrawal of the Tender Offer, we or our affiliates may acquire any Convertible Notes that are not tendered pursuant to the Tender Offer through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.

See “The Tender Offer — Certain Significant Consequences” and “Material U.S. Federal Income Tax Considerations” for a discussion of certain factors that should be considered in evaluating the Tender Offer.

This Offer to Purchase does not constitute an offer to purchase Convertible Notes in any jurisdiction in which, or from any person from whom, it is unlawful to make such offer under applicable securities or “blue sky” laws. However, we may, at our discretion, take any actions necessary for us to make the Tender Offer to noteholders in any such jurisdiction in compliance with applicable law. Subject to applicable law, delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference, or in our affairs or those of any of our subsidiaries or affiliates since the date hereof and thereof. We will promptly disclose any material changes to the terms of the Tender Offer in accordance with the applicable requirements of Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

Any noteholder desiring to tender Convertible Notes should do one of the following: (1) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and transfer such Convertible Notes pursuant to the book-entry transfer procedures described herein, (2) request the noteholder’s custodian to effect the transaction or (3) tender through DTC pursuant to its Automated Tender Offer Program (“ATOP”). A noteholder with Convertible Notes held through a custodian must contact that custodian if such noteholder desires to tender those Convertible Notes and promptly instruct such custodian to tender those Convertible Notes on its behalf. See “The Tender Offer — Procedures for Tendering Convertible Notes.” Please note that if Convertible Notes are held by a custodian, the custodian may have an earlier deadline for tendering Convertible Notes pursuant to the Tender Offer than the Expiration Date.

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Any questions or requests for assistance relating to the procedures for tendering Convertible Notes or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or any of the other offer documents may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. A noteholder may also contact Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated, the Dealer Managers for the Tender Offer at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase or such noteholder’s custodian for questions or requests for assistance concerning the terms and conditions of the Tender Offer.

NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY HOLDER AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES IN CONNECTION WITH THE TENDER OFFER. NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL, AND NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES TAKES ANY RESPONSIBILITY FOR, NOR PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION OR GIVES ANY SUCH INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE DEPOSITARY OR THE INFORMATION AGENT.

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SUMMARY TERM SHEET

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Tender Offer. The following summary term sheet is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase and the Letter of Transmittal.

The Company	GMX Resources Inc., an Oklahoma corporation

The Convertible Notes	Our 5.00% Convertible Senior Notes due 2013. As of January 27, 2011, $122.8 million aggregate principal amount of Convertible Notes were outstanding.

The Tender Offer	We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, up to $50.0 million aggregate principal amount of the outstanding Convertible Notes validly tendered, and not validly withdrawn, on or prior to the Expiration Date, subject to proration. We will accept tenders of Convertible Notes in principal amounts of $1,000 or integral multiples thereof. If Convertible Notes with an aggregate principal amount in excess of $50.0 million are validly tendered and not validly withdrawn pursuant to the Tender Offer, then, subject to the terms and conditions of the Tender Offer, the Company will accept for payment only $50.0 million aggregate principal amount of Convertible Notes. In that event, the proration for each noteholder tendering Convertible Notes will be calculated with a proration factor of such amount so that the Company only accepts for purchase an aggregate principal amount of Convertible Notes of $50.0 million. If a noteholder tenders a principal amount of Convertible Notes that, after proration, results in an accepted amount that is less than $1,000 principal amount, the Company will accept such Convertible Notes in their entirety. See “The Tender Offer — Principal Amount of Convertible Notes; Proration” and “The Tender Offer — Conditions to the Tender Offer.” The Tender Offer is not conditioned on any minimum aggregate principal amount of the convertible notes being validly tendered and not withdrawn.

Tender Offer Consideration	The tender offer consideration for each $1,000 principal amount of Convertible Notes validly tendered and not withdrawn pursuant to the Tender Offer is $1,000. If your Convertible Notes are purchased in the Tender Offer, you will be paid the purchase price in cash. We will pay the tender offer consideration promptly after the expiration of the Tender Offer period. See “The Tender Offer — Principal Amount of Convertible Notes; Proration.”

Accrued Interest	Subject to the terms and conditions of the Tender Offer, noteholders whose Convertible Notes are purchased in the Tender Offer will also be paid any accrued and unpaid interest from the most recent interest payment date to, but not including, the Payment Date (as defined below).

Expiration Date	5:00 p.m., New York City time, on February 28, 2011, unless extended or earlier terminated by us in our sole discretion. See “The Tender Offer — Expiration Date; Extension; Amendment; Postponement and Termination.”

Payment Date; Payment	The “Payment Date” will be a date promptly following the date on which we accept for payment Convertible Notes that are validly tendered, and not validly withdrawn, subject to proration, on or prior to the Expiration Date pursuant to the Tender Offer. We will pay for the Convertible Notes accepted for purchase by depositing the aggregate tender offer consideration with the Depositary promptly after the expiration of the Tender Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Convertible Notes accepted for payment. See “The Tender Offer — Acceptance of Convertible Notes for Purchase and Payment of Purchase Price.”

Extension, Amendment or Termination of Tender Offer	We can extend or amend the Tender Offer in our sole discretion. If we extend the Tender Offer, we will delay the acceptance of any Convertible Notes that have been tendered. We can terminate the Tender Offer under certain circumstances. See “The Tender Offer — Conditions to the Tender Offer” and “The Tender Offer — Expiration Date; Extension; Amendment; Postponement and Termination.”

Notice of Extension or Amendment	We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the Tender Offer. We will announce any amendment to the Tender Offer by making a public announcement of the amendment. If we materially amend the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by applicable securities laws and regulations. Generally, a change in the terms of the Tender Offer or the information concerning the Tender Offer (other than a change in price or a change in the principal amount of Convertible Notes being sought in the Tender Offer), including but not limited to the waiver of a material condition, will require us to extend the Tender Offer, if necessary, so that the Tender Offer remains open for at least five business days following such change. Generally, a change in price or a change in the principal amount of Convertible Notes being sought in the Tender Offer will require us to extend the Tender Offer, if necessary, so that the Tender Offer remains open for at least 10 business days following the date the notice of such change is first published, sent or given to noteholders. See “The Tender Offer — Expiration Date; Extension; Amendment; Postponement and Termination.”

Purpose of the Tender Offer	The principal purpose of the Tender Offer is to acquire up to $50.0 million aggregate principal amount of the outstanding Convertible Notes in order to retire the debt associated with such Convertible Notes. We will cancel the Convertible Notes that we purchase in the Tender Offer, and those Convertible Notes will cease to be outstanding. Any Convertible Notes that remain outstanding after the Tender Offer will continue to be our obligations. Noteholders of those outstanding Convertible Notes will continue to have all the rights associated with those Convertible Notes. We are not seeking the approval of holders of the Convertible Notes for any amendment to the Convertible Notes or the indenture governing them. See “The Tender Offer — Purpose of the Tender Offer.”

Sources and Amount of Funds	We expect to need approximately $50.6 million to purchase $50.0 million aggregate principal amount of the outstanding Convertible Notes pursuant to the Tender Offer (including but not limited to all accrued and unpaid interest due on such Convertible Notes up to the Payment Date) and to pay all transaction expenses associated with the Tender Offer. We expect to use the proceeds from our anticipated Notes Offering and Equity Offering (which we describe under the caption “GMX Resources Inc.”) to repay borrowings outstanding under our secured revolving credit facility, to pay the purchase price of our pending acquisitions of undeveloped oil and gas leases in North Dakota, Montana and Wyoming, to fund our exploration and development program and for general corporate purposes. We expect to use the remaining proceeds from our anticipated Notes Offering and Equity Offering to purchase Convertible Notes pursuant to the Tender Offer. At the time of offer, we do not have any alternative financing or plans in the event such financing does not provide the funds necessary to fund the Tender Offer. The completion of the Tender Offer is conditioned on the completion of our anticipated Notes Offering and Equity Offering. This Offer to Purchase and related documents will not constitute an offer to sell or the solicitation of an offer to buy securities that may be issued in connection with the Notes Offering or Equity Offering. See “The Tender Offer — Conditions to the Tender Offer” and “The Tender Offer — Sources and Amount of Funds.”

Conditions to the Tender Offer	Our obligation to accept for payment, and pay for, any Convertible Notes validly tendered, and not validly withdrawn, pursuant to the Tender Offer is conditioned upon satisfaction of all the conditions described herein, including but not limited to:

•	the consummation of our anticipated Notes Offering and Equity Offering with gross proceeds to us of at least $175.0 million and $75.0 million, respectively; and

•	the general conditions described in “The Tender Offer — Conditions to the Tender Offer — General Conditions.”

This Offer to Purchase and related documents will not constitute an offer to sell or the solicitation of an offer to buy securities that may be issued in connection with our anticipated Notes Offering or Equity Offering.

The Tender Offer is not conditioned on any minimum aggregate principal amount of the convertible notes being validly tendered and not withdrawn.

We expressly reserve the right, in our sole discretion but subject to applicable law, to (i) terminate the Tender Offer prior to the Expiration Date and not accept for payment any Convertible Notes tendered in the Tender Offer if certain events described under “The Tender Offer — Conditions to the Tender Offer — General Conditions” occur, (ii) waive any and all of the conditions of the Tender Offer prior to any acceptance for payment for Convertible Notes, (iii) extend the Expiration Date or (iv) amend the terms of the Tender Offer.

We also reserve the right, in our sole discretion, to delay the acceptance for payment for Convertible Notes tendered in the Tender Offer, or to delay the payment for Convertible Notes so accepted, in order to permit any or all conditions of the Tender Offer to be satisfied or waived or to comply in whole or in part with any applicable law, subject in each case, however, to Rules 13e-4 and 14e-1 under the Exchange Act, which require that an offeror pay the consideration offered or return the securities deposited by or on behalf of the noteholders thereof promptly after the termination or withdrawal of a tender offer. See “The Tender Offer — Conditions to the Tender Offer.”

There can be no assurance that such conditions will be met, that we will not terminate the Tender Offer, or that, in the event the Tender Offer is not consummated, the market value and the liquidity of the Convertible Notes will not be materially adversely affected.

Procedures for Tendering Convertible Notes	Any noteholder desiring to tender Convertible Notes should do one of the following: (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and transfer such Convertible Notes pursuant to the book-entry transfer procedures described herein, (b) request the noteholder’s custodian to effect the transaction or (c) tender through DTC pursuant to ATOP. A noteholder with Convertible Notes held through a custodian must contact that custodian if such noteholder desires to tender those Convertible Notes and promptly instruct such custodian to tender those Convertible Notes on its behalf. See “The Tender Offer — Procedures for Tendering Convertible Notes.”

If Convertible Notes subject to the Tender Offer are validly tendered and not validly withdrawn such that the aggregate principal amount of tendered Convertible Notes exceeds $50.0 million, the Company will accept for payment only $50.0 million aggregate principal amount of Convertible Notes, with tendered Convertible Notes being purchased on a pro rata basis. Therefore, we may not purchase the entire principal amount of the Convertible Notes that you tender. See “The Tender Offer — Principal Amount of Convertible Notes; Proration.”

You may contact the Information Agent, the Dealer Managers or your broker for assistance. The contact information for the Information Agent and Dealer Managers is on the back cover page of this Offer to Purchase. See “The Tender Offer — Procedures for Tendering Convertible Notes” and the instructions to the Letter of Transmittal.

Withdrawal Rights	Tenders of Convertible Notes may be withdrawn at any time before the Expiration Date by following the procedures described herein. If we have not accepted for payment the Convertible Notes you have tendered to us, you may also withdraw your Convertible Notes after 5:00 p.m., New York City time, on March 25, 2011, which is the 40th business day following the commencement of the Tender Offer. See “The Tender Offer — Withdrawal Rights.”

Procedures for Withdrawal	You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the aggregate principal amount of Convertible Notes to be withdrawn and the name of the registered holder of such Convertible Notes. Some additional requirements apply if your Convertible Notes have been tendered under the procedure for book-entry transfer or through DTC pursuant to ATOP as set forth in “The Tender Offer — Procedures for Tendering Convertible Notes.” See “The Tender Offer — Withdrawal Rights.”

U.S. Federal Income Tax Considerations	The receipt of cash for your tendered Convertible Notes will generally be treated for United States federal income tax purposes as a sale or exchange eligible for capital gain or loss treatment, except for amounts attributed to accrued but unpaid interest. See “Material U.S. Federal Income Tax Considerations.”

Certain Significant Consequences	For a discussion of certain consequences in deciding whether to participate in the Tender Offer, see “The Tender Offer — Certain Significant Consequences.” We are not seeking the approval of holders of the Convertible Notes for any amendment to the Convertible Notes or the indenture governing them. Noteholders who do not tender their Convertible Notes will retain the same rights with respect to the Convertible Notes. Also, to the extent that any Convertible Notes are purchased in the Tender Offer, the trading market for the Convertible Notes will become even more limited. See “The Tender Offer — Certain Significant Consequences — Limited Trading Market.”

No Recommendation

None of the Company, its management or board of directors, the Dealer Managers, the Information Agent or the Depositary, or any of their respective affiliates, make any recommendation to you as to whether you should tender or refrain from tendering any or all of your Convertible Notes, and none of them has authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Convertible Notes and, if so, the principal amount to tender. Noteholders of Convertible Notes purchased in the Tender Offer will forgo interest, conversion and other rights associated with these Convertible Notes. You are urged to evaluate carefully all the information in this Offer to Purchase, consult your own investment and tax advisors and make your own decision whether to tender, and, if so, the principal amount to tender.

No Brokerage Commissions	If you hold your Convertible Notes through a broker, bank or other nominee and your broker tenders Convertible Notes on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See “The Tender Offer — Acceptance of Convertible Notes for Purchase and Payment of Purchase Price.”

Limited Market Data	The Convertible Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers may provide quotations for and engage in transactions in the Convertible Notes, there is no established public market for the Convertible Notes. We believe that trading in the Convertible Notes has been limited and sporadic. The Convertible Notes are convertible into shares of our Common Stock at a conversion rate of 30.7692 shares of Common Stock per $1,000 principal amount of Convertible Notes, equivalent to a conversion price (subject to adjustment) of approximately $32.50 per share of Common Stock. On January 27, 2011, the day before we announced the Tender Offer, the closing price of our Common Stock on The New York Stock Exchange was $5.47 per share. See “Market Price Information.”

The Dealer Managers	Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated

The Depositary and Information Agent	Global Bondholder Services Corporation

Additional Documentation; Further Information; Assistance	Any questions or requests for assistance concerning the terms and conditions of the Tender Offer may be directed to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the Tender Offer or for additional copies of this Offer to Purchase and the other offer documents may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. A beneficial owner may also contact its custodian for assistance concerning the Tender Offer.

GMX RESOURCES INC.

Our Business

We are an independent oil and natural gas exploration and production company historically focused on the development of the Cotton Valley group of formations, specifically the Cotton Valley Sands layer in the Schuler formation and the Upper Bossier, Middle Bossier and Haynesville/Lower Bossier layers of the Bossier formation (the “Haynesville/Bossier Shale”), in the Sabine Uplift of the Carthage, North Field of Harrison and Panola counties of East Texas (our “core area”).

During 2010, we made a strategic decision to begin looking for properties that would expand our assets and development into other basins, diversify our concentrated natural gas focus from two resource plays in one basin and provide the company more liquid hydrocarbon opportunities. We sought out several key employee hires to aid in this expansion. These efforts have led to successful agreements to acquire core positions in over 67,000 net acres in the two of the leading oil resource plays in the U.S. We have recently entered into separate agreements to purchase undeveloped leasehold in the very successful and competitive region located in the Williston Basin of North Dakota/Montana, targeting the Bakken/Sanish-Three Forks Formation, and in the oil window of the Denver Julesburg Basin of Wyoming, targeting the emerging Niobrara Formation. We are making plans to deploy our capital and resources into these development opportunities in 2011. With the acquisition of the liquids-rich (estimated 90% oil) Bakken and Niobrara acreage, we will have better flexibility to deploy capital based on a variety of economic and technical factors, including but not limited to wells costs, service availability, take-away capacity and commodity prices (including but not limited to differentials applicable to the basin). We believe this flexibility will enable us to generate better cash flow growth to fund our capital expenditure program. We believe our contracted FlexRigs inventory and experienced Rockies and Haynesville/Bossier Shale horizontal drilling personnel will enable us to succeed in the development of these new oil resource plays.

We have three subsidiaries: Diamond Blue Drilling Co., which owns three conventional drilling rigs in our core area, Endeavor Pipeline Inc., which operates our water supply and salt water disposal systems in our core area, and Endeavor Gathering, LLC, which owns the natural gas gathering system and related equipment operated by Endeavor Pipeline. A 40% membership interest in Endeavor Gathering is owned by Kinder Morgan Endeavor LLC.

Our principal executive office is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma, 73114 and our telephone number is (405) 600-0711.

For more information about us and our business, please refer to our Current Report on Form 8-K filed with the SEC on January 28, 2011 and incorporated by reference herein.

Concurrent Equity Offering

Concurrent with the commencement of the Tender Offer, we announced a registered offering (the “Equity Offering”) of $100.0 million of our common stock.

Concurrent Non-Public Notes Offering

Concurrent with the commencement of the Tender Offer and the Equity Offering, we announced the launch of a 144A private placement of $200.0 million aggregate principal amount of our senior notes due 2019 (the “Notes Offering”). We expect the net proceeds to us from the Notes Offering, after deducting discounts and commissions and estimated expenses of the private placement payable by us to be at least $175.0 million. We will not consummate the Notes Offering unless we have entered into the amended and restated secured revolving credit facility as described under the caption “— Amendment of Our Secured Revolving Credit Facility.”

Amendment of Our Secured Revolving Credit Facility

We have entered into a commitment letter to amend and restate our secured revolving credit facility that will be conditioned on and become effective contemporaneously with the consummation of the Notes Offering. Under the amended and restated credit agreement, the Notes Offering and the consummation of the Tender Offer will be permitted, certain financial covenants will be amended, and the maturity will be extended until January 1, 2013, subject to our meeting certain conditions, including but not limited to receiving at least $75.0 million in gross proceeds from our anticipated Equity Offering and at least $175.0 million in gross proceeds from our anticipated Notes Offering. Our initial borrowing base under the amended and restated secured revolving credit facility will be $60.0 million. We will be required by the amended and restated revolving credit facility to place a minimum of $50.0 million of the proceeds of our anticipated Notes Offering and Equity Offering in a restricted account that will be pledged as collateral to the amended and restated credit facility. We will be permitted to use these funds solely to repurchase Convertible Notes within 45 days of the amendment and restatement of the revolving credit facility.

CERTAIN INFORMATION ABOUT US

Available Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We also have filed an Issuer Tender Offer Statement on Schedule TO with the SEC that includes additional information relating to the Tender Offer. You may read and copy this Offer to Purchase and any other documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www. gmxresources.com. Information on our website or any other website is not incorporated by reference in this Offer to Purchase and does not constitute part of this Offer to Purchase.

Incorporation By Reference

The SEC allows us to “incorporate by reference” into this Offer to Purchase the information we file with the SEC, which means that we can disclose important information to you by referring you to those filed documents. Information incorporated by reference is considered to be part of this Offer to Purchase. We incorporate by reference the documents listed below, excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference. The information contained in each of the documents listed below speaks only as of the date of such document.

The following documents filed by us with the SEC are incorporated herein and will be deemed to be a part hereof:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

•

our Current Reports on Form 8-K filed with the SEC on March 8, 2010, March 12, 2010, March 17, 2010, April 6, 2010, May 25, 2010, July 13, 2010, October 7, 2010, December 14, 2010, December 27, 2010, January 20, 2011 and January 28, 2011 (in each case, only to the extent that items in such current reports are filed rather than furnished).

In addition, this Offer to Purchase constitutes a part of the Issuer Tender Offer Statement on Schedule TO that we have filed pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder. The Schedule TO and all exhibits thereto are incorporated by reference in this Offer to Purchase. We will promptly disclose any material changes to the terms of the Tender Offer in accordance with the applicable requirements of Rule 13e-4 under the Exchange Act.

A copy of the Indenture, dated as of February 15, 2008, pursuant to which the Convertible Notes were issued, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, was filed with the SEC on February 15, 2008 as Exhibit 4.1 to our Current Report on Form 8-K (File No. 001-32977).

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

GMX Resources Inc.

9400 North Broadway, Suite 600

Oklahoma City, Oklahoma 73114

Telephone Number: (405) 600-0711

Attn: Secretary

Historical Financial Information

We incorporate by reference the financial statements and notes thereto in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which appear on pages F-1 to F-30 of such report, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which appear on pages 1 to 15 of such report, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, which appear on pages 1 to 15 of such report, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which appear on pages 1 to 15 of such report. You should refer to “— Available Information” and “— Incorporation by Reference” above in this section for information on how you can obtain copies of our SEC filings, including but not limited to filings that contain our financial statements.

The Company’s ratio of earnings to fixed charges was 0.89 for the nine months ended September 30, 2010. For the years ended December 31, 2009 and 2008, earnings were insufficient to cover fixed charges by $182.4 million and $150.1 million, respectively. The earnings shortfall for the year ended December 31, 2009 resulted primarily from a $188.2 million impairment charge related to our oil and natural gas properties and other non-cash charges. The earnings shortfall for the year ended December 31, 2008 resulted primarily from a $192.7 million impairment charge related to our oil and natural gas properties and other non-cash charges. “Earnings” consist of income before income taxes, plus fixed charges (excluding amortization of capitalized interest) less capitalized interest. “Fixed charges” consist of interest incurred (whether expensed and capitalized), amortization of deferred financing costs and preference dividends, which is comprised of dividends paid with respect to our outstanding preferred stock.

The Company’s book value per share of Common Stock as of September 30, 2010 was $7.80 per share.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase, including but not limited to the documents incorporated by reference, contains statements that constitute “forward-looking statements.” All statements made in this Offer to Purchase other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws.

Forward-looking statements include statements regarding future plans and objectives, future exploration and development expenditures and number and location of planned wells and statements regarding the quality of our properties and potential reserve, production levels and future revenue and cash flow. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “continues,” “plans,” “estimates,” “projects” or similar expressions or statements that events “will,” “should,” “could,” “might” or “may” occur. Except as otherwise specifically indicated, these statements assume that no significant changes will occur in the operating environment for oil and natural gas properties and that there will be no material acquisitions or divestitures except as otherwise described.

The forward-looking statements in this Offer to Purchase are subject to all the risks and uncertainties that are described in this Offer to Purchase. We may also make material acquisitions or divestitures or enter into financing transactions. None of these events can be predicted with certainty, and such events are not taken into consideration in the forward-looking statements. These statements reflect management’s expectations and are based on information available to our management at the time the statements are made, including but not limited to historical operating trends, proved reserve positions and other currently available information. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and elsewhere in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in our other filings with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update any forward-looking statement.

You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors, some of which are unknown, including but not limited to:

•	Our future performance depends upon our ability to obtain capital to find or acquire additional oil and natural gas reserves that are economically recoverable.

•

Our secured revolving credit facility contains certain covenants that may inhibit our ability to make certain investments, incur additional indebtedness and engage in certain other transactions, which could adversely impact our ability to meet our future goals. If our secured revolving credit facility were to be accelerated, we may not have sufficient liquidity to repay our indebtedness in full.

•	A majority of our production, revenue and cash flow from operating activities is derived from assets that are concentrated in a single geographic area.

•	We embarked on a new exploration and development program in the Haynesville/Bossier Shale in 2008, and it is difficult to predict drilling success rates.

•	The loss of our Chief Executive Officer or other key personnel could adversely affect us.

•	Certain of our Cotton Valley Sands wells produce oil and natural gas at a relatively slow rate.

•	Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.

•	We have entered into long-term rig contracts, which will require a significant portion of our budgeted capital expenditures over their terms.

•	Increased drilling in the Haynesville/Bossier Shale formation layer in and around our core area may cause pipeline capacity problems that may limit our ability to sell natural gas.

•	Hedging our production may result in losses or limit potential gains.

•

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business.

•	The continuation of the global economic crisis could adversely impact our business and financial condition.

•	The Endeavor Gathering transaction could have an adverse effect on our reserves and estimated future cash flows.

•	Oil and natural gas prices have a material impact on us.

•	Estimates of proved natural gas and oil reserves and present value of proved reserves are not precise.

•

Our 2009 year-end reserve estimates are not directly comparable to prior estimates because of new reporting rules issued by the SEC, and future guidance provided by the SEC may differ from our interpretation of these new rules.

•	Competition in the oil and natural gas industry is intense, and we are smaller than many of our competitors.

•	We may encounter difficulty in obtaining equipment and services.

•	We may incur write-downs of the net book values of our oil and natural gas properties that would adversely affect our equity and earnings.

•	Operational risks in our business are numerous and could materially impact us.

•	Governmental regulations could adversely affect our business.

•	Environmental liabilities could adversely affect our business.

•	Climate change legislation, regulation and litigation could materially adversely affect us.

•	Horizontal drilling activities could be subject to increased regulation and could expose us to environmental risks that could adversely affect us.

These factors and the other risk factors described in this Offer to Purchase, including but not limited to the documents incorporated by reference in this Offer to Purchase, are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us.

INTRODUCTION

We are offering to purchase up to $50.0 million aggregate principal amount of our outstanding 5.00% Convertible Senior Notes due 2013, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. We will accept tenders of Convertible Notes in principal amounts of $1,000 or integral multiples thereof. If more than $50.0 million aggregate principal amount of Convertible Notes is tendered, all Convertible Notes tendered will be purchased on a pro rata basis. Therefore, we may not purchase the entire principal amount of Convertible Notes tendered. See “The Tender Offer — Principal Amount of Convertible Notes; Proration” for more information. As of January 27, 2011, $122.8 million aggregate principal amount of the Convertible Notes was outstanding.

The Tender Offer will expire on February 28, 2011, at 5:00 p.m., New York City time, unless we extend the Tender Offer. We may choose to extend the Tender Offer for any reason or terminate the Tender Offer subject to certain conditions. The Tender Offer is subject to the completion of our anticipated Notes Offering and Equity Offering, resulting in gross proceeds to us of at least $175.0 million and $75.0 million, respectively. The Tender Offer is not conditioned on any minimum aggregate principal amount of the convertible notes being validly tendered and not withdrawn.

Neither we nor the Dealer Managers, Information Agent or Depositary make any recommendation to you as to whether you should tender or refrain from tendering any or all of your Convertible Notes, and none of them or us has authorized any person to make any such recommendation. You must make your own decision as to whether to tender your Convertible Notes and, if so, the principal amount to tender. Noteholders of Convertible Notes purchased in the Tender Offer will forgo interest, conversion and other rights associated with these Convertible Notes. You are urged to evaluate carefully all the information in this Offer to Purchase, consult your own investment and tax advisors and make your own decision whether to tender Convertible Notes, and, if so, the principal amount of Convertible Notes to tender. In so doing, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal.

We will pay the purchase price for the principal amount of Convertible Notes purchased in cash. We will also pay any accrued and unpaid interest from the most recent payment date to, but not including, the Payment Date. Tendering noteholders who hold Convertible Notes registered in their own name and who tender their Convertible Notes directly to the Depositary will not be obligated to pay brokerage fees and commissions or, except as otherwise provided in this Offer to Purchase and Instruction 5 in the Letter of Transmittal, transfer taxes on our purchase of Convertible Notes pursuant to the Tender Offer. Noteholders holding Convertible Notes through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether they will charge any fees or commissions for tendering Convertible Notes in the Tender Offer.

Also, any tendering noteholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States federal income tax backup withholding of 28% of the gross proceeds paid to the United States noteholder or other payee pursuant to the Tender Offer, unless such noteholder establishes that such holder is within the class of persons that is exempt from backup withholding. See “Material U.S. Federal Income Tax Considerations.”

DESCRIPTION OF THE CONVERTIBLE NOTES

The following description of the Convertible Notes and any other description of the Convertible Notes contained in this Offer to Purchase or the Letter of Transmittal are qualified in their entirety by reference to the Indenture, dated as of February 15, 2008 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as trustee (the “Trustee”). The Indenture is governed by the Trust Indenture Act of 1939, as amended, and copies of the Indenture are available from the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. The terms of the Convertible Notes are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. Noteholders are referred to the Indenture and the Trust Indenture Act, as amended, for a statement thereof.

The Convertible Notes were issued in February 2008 in an original aggregate principal amount of $125.0 million. At January 27, 2011, $122.8 million aggregate principal amount of Convertible Notes remained outstanding. Interest accrues on the Convertible Notes and is payable on February 1 and August 1 of each year, commencing on August 1, 2008, at a rate of 5.00% per annum. The Convertible Notes mature on February 1, 2013, unless earlier converted or repurchased by us.

The Convertible Notes are convertible, under certain circumstances described below, into our Common Stock at a conversion rate of 30.7692 shares of Common Stock per $1,000 principal amount of Convertible Notes for a total of approximately 3,846,150 shares. This is equivalent to a conversion price of approximately $32.50 per share. Noteholders may convert their Convertible Notes at their option prior to the close of business on the business day immediately preceding November 1, 2012, only if one of the following conditions has been satisfied:

•

during any fiscal quarter commencing after March 31, 2008, if the last reported sale price of our Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price in effect on each such trading day;

•

during the five business-day period after any five consecutive trading-day period in which the trading price per $1,000 principal amount of Convertible Notes for each day of such five consecutive trading-day period was less than 98% of the product of the last reported sale price of our Common Stock and the applicable conversion rate in effect on each such day;

•

upon the occurrence of a corporate event pursuant to which: (1) we issue rights to all or substantially all of the holders of our Common Stock entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our Common Stock at a price less than the average of the last reported sale prices of our Common Stock for the 10 consecutive trading-days ending on the trading day immediately preceding the announcement of such issuance, or (2) we distribute to all or substantially all of the holders of our Common Stock our assets, debt securities or rights to purchase our securities, if the distribution has a per share fair market value in excess of 10% of the last reported sale price for our Common Stock on the trading day preceding the declaration date for such distribution;

•

if: (1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act becomes the direct or indirect beneficial owner of more than 50% of our outstanding voting stock, (2) we consummate a recapitalization, reclassification or change of our Common Stock as a result of which our Common Stock would be converted into or exchanged for stock, other securities, other property or assets, (3) we consummate a share exchange, consolidation or merger pursuant to which our Common Stock will be converted into cash, securities or other property, (4) we consummate any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries’ consolidated assets to any person other than one of our subsidiaries, (5) continuing directors cease to constitute at least a majority of our board of directors, (6) our shareholders approve any plan or proposal for our liquidation or dissolution, or (7) our Common Stock ceases to be listed on a national securities exchange in the United States (any of the events described in clauses (1) through (7), a “fundamental change”); or

•	if our Common Stock ceases to be listed on a United States national or regional securities exchange.

On and after November 1, 2012, until the close of business on the business day immediately preceding the maturity date, noteholders may convert their Convertible Notes at any time, regardless of the foregoing conditions. Based on the foregoing conditions, the Convertible Notes are not presently convertible.

Upon conversion, we will satisfy our conversion obligation by paying and delivering cash for the lesser of the principal amount and the conversion value, and, if the conversion value is in excess of the principal amount, by paying or delivering, at our option, cash and/or shares of our Common Stock for such excess. The conversion value is a daily value calculated on a proportionate basis for each day of a 60 trading-day observation period.

The conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following any fundamental change that occurs prior to the maturity date, we will increase the conversion rate for a noteholder who elects to convert its Convertible Notes in connection with such a fundamental change in certain circumstances. The increase in the conversion rate is determined based on a formula that takes into consideration our stock price at the time of the fundamental change (ranging from $25.00 to $150.00 per share) and the remaining time to maturity of the Convertible Notes. The increase in the conversion rate ranges from 0% to 30%, increasing as the Common Stock price at the time of the fundamental change increases from $25.00 and declining as the remaining time to maturity of the Convertible Notes decreases.

We may not redeem the Convertible Notes prior to maturity. However, if we undergo a fundamental change, each noteholder may require us to repurchase such noteholder’s Convertible Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Convertible Notes to be repurchased plus any accrued and unpaid interest thereon (including but not limited to additional interest, if any) to, but excluding, the fundamental change repurchase date.

The Convertible Notes are subject to customary non-financial covenants and events of default, including but not limited to a cross default under our secured revolving credit facility, the occurrence and continuation of which could result in the acceleration of amounts due under the Convertible Notes.

The Convertible Notes are our senior unsecured obligations and rank equally in right of payment with all of our other existing and future senior indebtedness and our existing 4.50% Convertible Senior Notes due 2015. The Convertible Notes are effectively subordinated to all our secured indebtedness, including but not limited to indebtedness under our secured revolving credit facility and, upon their issuance, the New Notes, to the extent of the value of our assets pledged as collateral for such indebtedness. The Convertible Notes are not currently guaranteed by any of our subsidiaries. As such, the Convertible Notes are also effectively subordinated to all liabilities of our subsidiaries, including but not limited to liabilities under any guarantees they have issued.

The terms and conditions governing the Convertible Notes will remain unchanged by the Tender Offer. No amendment to the Indenture is being sought in connection with the Tender Offer.

To the best of our knowledge, no Convertible Notes are owned by, and Convertible Notes will not be purchased from, any of our officers, directors or affiliates.

THE TENDER OFFER

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Tender Offer.

Purpose of the Tender Offer

The principal purpose of the Tender Offer is to acquire up to $50.0 million aggregate principal amount of the outstanding Convertible Notes in order to retire the debt associated with such Convertible Notes. We will cancel the Convertible Notes that we purchase in the Tender Offer, and those Convertible Notes will cease to be outstanding. Any Convertible Notes that remain outstanding after the Tender Offer will continue to be our obligations. Holders of those outstanding Convertible Notes will continue to have all the rights associated with those Convertible Notes. We are not seeking the approval of holders of the Convertible Notes for any amendment to the Convertible Notes or the Indenture.

Principal Amount of Convertible Notes; Proration

General. We hereby offer, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash up to $50.0 million aggregate principal amount of the outstanding Convertible Notes that are validly tendered to and not validly withdrawn from the Depositary on or prior to the Expiration Date for the consideration described below. The Expiration Date is 5:00 p.m., New York City time, on February 28, 2011. We may, in our sole discretion, extend the period of time during which the Tender Offer will remain open. In the event of such an extension, the Expiration Date will be the latest date and time at which the Tender Offer, as extended by us, will expire. See “— Expiration Date, Extension; Amendment; Postponement and Termination” for a description of our right to extend, delay, terminate or amend the Tender Offer. We will accept tenders of Convertible Notes in principal amounts of $1,000 or integral multiples thereof.

The consideration for each $1,000 principal amount of Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is $1,000. Noteholders who validly tender their Convertible Notes and do not withdraw them prior to the Expiration Date will also be paid any accrued and unpaid interest from the most recent payment date to, but not including, the Payment Date.

If we:

•	increase or decrease the consideration to be paid for each $1,000 principal amount of Convertible Notes,

•

increase the aggregate principal amount of Convertible Notes being sought in the Tender Offer and such increase in the aggregate principal amount of Convertible Notes being sought exceeds 2% of the aggregate principal amount of our outstanding Convertible Notes, or

•	decrease the aggregate principal amount of Convertible Notes being sought in the Tender Offer, and the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such increase or decrease is first published, sent or given in the manner specified in “— Expiration Date, Extension; Amendment; Postponement and Termination, ” then the Tender Offer will be extended until the expiration of such period of 10 business days. A “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., New York City time.

THE TENDER OFFER IS SUBJECT TO CERTAIN CONDITIONS, INCLUDING COMPLETING OUR ANTICIPATED NOTES OFFERING AND EQUITY OFFERING, RESULTING IN AGGREGATE GROSS PROCEEDS TO US OF AT LEAST $250.0 MILLION. THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM AGGREGATE PRINCIPAL AMOUNT OF THE CONVERTIBLE NOTES BEING VALIDLY TENDERED AND NOT WITHDRAWN. SEE “— CONDITIONS TO THE TENDER OFFER.”

Convertible notes validly tendered pursuant to the Tender Offer and not validly withdrawn will be purchased, upon the terms and subject to the conditions of the Tender Offer, including the proration provisions.

All Convertible Notes tendered and not purchased pursuant to the Tender Offer, including Convertible Notes not purchased because of proration provisions, will be credited by book-entry transfer to the account at DTC from which the transfer had previously been made, promptly following the Expiration Date.

Our board of directors has not made any recommendation to the noteholders as to whether to tender or refrain from tendering all or any portion of the Convertible Notes in the Tender Offer. Each noteholder must decide whether to tender Convertible Notes, and if tendering, the principal amount of Convertible Notes to tender. Noteholders are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase and to obtain current market quotations for the Convertible Notes.

Proration. If Convertible Notes with an aggregate principal amount in excess of $50.0 million are validly tendered and not validly withdrawn pursuant to the Tender Offer, then, subject to the terms and conditions of the Tender Offer, the Company will accept for payment only $50.0 million aggregate principal amount of Convertible Notes. In that event:

•

the proration for each noteholder tendering Convertible Notes will be calculated with a proration factor of such amount so that the Company only accepts for purchase an aggregate principal amount of Convertible Notes of $50.0 million; and

•

if the aggregate principal amount of Convertible Notes calculated by application of the proration factor is not an integral multiple of 1,000, then the aggregate principal amount of Convertible Notes accepted from such noteholder will be rounded down to the nearest $1,000 principal amount of Convertible Notes;

If, however, a noteholder tenders a principal amount of Convertible Notes that, after proration, would result in an accepted principal amount that is less than $1,000 principal amount, the Company will accept $1,000 principal amount of Convertible Notes from such tendering noteholder.

If proration of tendered Convertible Notes is required, the Company will determine the applicable final proration factor as soon as practicable after the Expiration Date and will announce the results of proration by press release.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Convertible Notes and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our noteholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Convertible Notes.

Source and Amount of Funds

We expect to need approximately $50.6 million to purchase $50.0 million aggregate principal amount of the outstanding Convertible Notes at a price equal to $1,000 per $1,000 principal amount pursuant to the Tender Offer (including but not limited to all accrued and unpaid interest due on such Convertible Notes up to the Payment Date) and to pay all transaction expenses associated with the Tender Offer. The net proceeds from our anticipated Notes Offering and Equity Offering are expected to be at least $175.0 million and $75.0. We expect to use a portion of the net proceeds from the Equity Offering and Notes Offering to repay borrowings outstanding under our secured revolving credit facility and pay the purchase price of our pending acquisitions of undeveloped oil and gas leases in North Dakota, Montana and Wyoming. We expect to use a portion of the remaining proceeds from the Equity Offering and Notes Offering, together with a portion of the resulting additional capacity under our secured revolving credit facility, to purchase Convertible Notes pursuant to the Tender Offer.

The Tender Offer is conditioned upon the successful consummation of both the anticipated Notes Offering and Equity Offering with gross proceeds to us of at least $175.0 million and $75.0 million, respectively. At the time of offer, we do not have any alternative financing or plans in the event that the Equity Offering and Notes Offering do not provide the funds necessary to fund the Tender Offer. See “— Conditions to the Tender Offer.”

Payment for Convertible Notes validly tendered and accepted for payment will be made by our deposit of immediately available funds with the Depositary, or, at the direction of the Depositary, DTC, which will act as agent for the tendering noteholders for the purpose of receiving payments from us and transmitting such payments to noteholders.

Expiration Date; Extension; Amendment; Postponement and Termination

Expiration Date. The Tender Offer will expire at 5:00 p.m., New York City time, February 28, 2011, unless extended or terminated by us in our sole discretion. If the Tender Offer is extended, “Expiration Date” shall mean the time and date on which the Tender Offer, as so extended, shall expire.

Extension. Subject to the requirements of applicable law, we reserve the right to extend the Tender Offer, from time to time or for such period or periods as we may determine in our sole discretion, and regardless of whether any of the events set forth in “— Conditions to the Tender Offer” shall have occurred or shall be deemed by us to have occurred, by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making an announcement by press release to PR Newswire or a similar service at or prior to 9:00 a.m., New York City time, on the next business day following the previously established Expiration Date. During any extension of the Tender Offer, all Convertible Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer, be accepted for purchase by us. There can be no assurance that we will exercise our right to extend the Tender Offer.

Amendment. Subject to the compliance with applicable law, we further reserve the absolute right, in our sole discretion, and regardless of whether any of the events set forth in “— Conditions to the Tender Offer” shall have occurred or shall be deemed by us to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of Convertible Notes or by decreasing or increasing the principal amount of Convertible Notes being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the Tender Offer will be disseminated promptly to noteholders in a manner reasonably designed to inform noteholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRNewswire or another comparable service.

If we materially change the terms of the Tender Offer or the information concerning the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in the principal amount of Convertible Notes being sought in the Tender Offer) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the Tender Offer or the information concerning the Tender Offer (other than a change in price or a change in the principal amount of Convertible Notes being sought in the Tender Offer), including the waiver of a material condition, we are required to extend the Tender Offer, if necessary, so that the Tender Offer remains open for at least five business days following such change. If (1) we materially increase or decrease the price to be paid for

Convertible Notes or materially increase or decrease the principal amount of Convertible Notes being sought in the Tender Offer and (2) the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this section, the Tender Offer will be extended until the expiration of such period of 10 business days.

Postponement; Termination. We also expressly reserve the right, in our sole discretion, to terminate the Tender Offer and not accept for payment or pay for any Convertible Notes not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Convertible Notes upon the occurrence of any of the conditions specified in “— Conditions to the Tender Offer” hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Convertible Notes which we have accepted for payment is limited by Rules 13e-4(f)(5) and 14e-1(c) promulgated under the Exchange Act, which require that we must pay the consideration offered or return the Convertible Notes tendered promptly after termination or withdrawal of the Tender Offer. In the event that the Tender Offer is terminated or withdrawn, no consideration will be paid or become payable pursuant to this Tender Offer in respect of any Convertible Notes.

Procedures for Tendering Convertible Notes

Valid Tender of Convertible Notes. Any noteholder desiring to tender Convertible Notes should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary and transfer such Convertible Notes pursuant to the book-entry transfer procedures described in this section, (b) request the noteholder’s custodian to effect the transaction or (c) tender through DTC pursuant to ATOP. A noteholder with Convertible Notes held through a custodian must contact that custodian if such noteholder desires to tender those Convertible Notes and promptly instruct such custodian to tender such Convertible Notes on its behalf.

Notwithstanding any other provisions hereof, payment for Convertible Notes tendered and accepted for payment pursuant to the Tender Offer will be made only after a timely confirmation of a book-entry transfer of such Convertible Notes into the Depositary’s account at DTC and timely receipt of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or timely receipt of an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

Book-Entry Delivery. The Depositary will establish an account with respect to the Convertible Notes at DTC for purposes of the Tender Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of DTC may make delivery of Convertible Notes by causing DTC to transfer such Convertible Notes into the Depositary’s account in accordance with the procedures of DTC. However, although delivery of Convertible Notes may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Date. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to as a “book-entry confirmation.” Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that DTC has received an express acknowledgment from the participant tendering Convertible Notes through DTC that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Tender through ATOP. Noteholders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s ATOP system by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of the Tender Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a noteholder tendering through ATOP.

Method of Delivery. The method of delivery of all documents is at the election and risk of the tendering noteholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Convertible notes will be deemed delivered only when book-entry confirmation is actually received by the Depositary. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a firm that is a member in good standing of a recognized medallion program approved by the Securities Transfer Association, Inc., or is otherwise an “eligible guarantor institution” as that term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed if:

•

the Letter of Transmittal is signed by the registered holder of the Convertible Notes tendered therewith and such holder has not completed the box captioned “Special Delivery Instructions” or captioned “Special Payment Instructions” on the Letter of Transmittal; or

•	such Convertible Notes are tendered for the account of an Eligible Institution. See Instructions 1 and 4 of the Letter of Transmittal.

No Guaranteed Delivery. There are no guaranteed delivery provisions applicable to the Tender Offer under the terms of this Offer to Purchase or the Letter of Transmittal. Noteholders must tender their Convertible Notes in accordance with the procedures set forth in this section.

Federal Income Tax Withholding. For a discussion of United States federal income tax consequences of tendering your Convertible Notes, see “Material U.S. Federal Income Tax Considerations.”

Tendering Noteholders’ Representations and Warranties; Our Acceptance Constitutes an Agreement. The tender of Convertible Notes pursuant to any one of the procedures described above will constitute the tendering noteholder’s acceptance of the terms and conditions of the Tender Offer and an agreement between the tendering noteholder and us upon the terms and subject to the conditions of the Tender Offer, as well as the tendering noteholder’s representation and warranty to us that (1) the noteholder has a “net long position” in the Convertible Notes or equivalent securities at least equal to the principal amount of Convertible Notes tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act and (2) the tender of Convertible Notes complies with Rule 14e-4.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender Convertible Notes for his own account unless the person so tendering (1) has a net long position equal to or greater than the aggregate principal amount of (x) Convertible Notes tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the aggregate principal amount of Convertible Notes tendered and will acquire such Convertible Notes for tender by conversion, exercise or exchange of such other securities and (2) will cause such Convertible Notes to be delivered in accordance with the terms of the Tender Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

By tendering Convertible Notes through book-entry transfer as described in this Offer to Purchase, and subject to and effective upon acceptance for purchase of, and payment for, the Convertible Notes tendered therewith, a tendering noteholder acknowledges receipt of this Offer to Purchase and (1) sells, assigns and transfers to or upon the order of the Company all right, title and interest in and to all the Convertible Notes tendered thereby, (2) waives any and all other rights with respect to the Convertible Notes (including, without limitation, the tendering noteholder’s waiver of any existing or past defaults and their consequences in respect of the Convertible Notes and the Indenture), (3) releases and discharges the Company from any and all claims such noteholder may have now, or may have in the future, arising out of, or related to, the Convertible Notes, including but not limited to any claims that such noteholder is entitled to receive additional principal or interest payments with respect to the Convertible Notes or to participate in any redemption or defeasance of the Convertible Notes and (4) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such noteholder (with full knowledge that the Depositary also acts as our agent) with respect to any such tendered Convertible Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Convertible Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to us, (b) present such Convertible Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Convertible Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering noteholders, for the consideration to be paid in exchange for any tendered Convertible Notes that are purchased by us).

The noteholder, by tendering its Convertible Notes, represents and warrants that the noteholder has full power and authority to tender, sell, assign and transfer the Convertible Notes tendered, and that, when such Convertible Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The noteholder will, upon request, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Convertible Notes tendered. All authority conferred or agreed to be conferred by tendering the Convertible Notes through book-entry transfer shall survive the death or incapacity of the tendering noteholder, and every obligation of such noteholder incurred in connection with its tender of its Convertible Notes shall be binding upon such noteholder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

Determination of Validity; Rejection of Convertible Notes; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the purchase price, the form of documents and the validity, eligibility (including but not limited to time of receipt) and acceptance for payment of any tender of Convertible Notes will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Convertible Notes determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of particular Convertible Notes, and our interpretation of the terms of the Tender Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters. No tender of Convertible Notes will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Convertible Notes. If any tendered Convertible Notes are not purchased pursuant to the Tender Offer or are validly withdrawn before the Expiration Date, the unpurchased Convertible Notes will be credited to the appropriate account at DTC.

A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGERS OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO

US, THE DEALER MANAGERS OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Withdrawal Rights

Tenders of Convertible Notes made pursuant to the Tender Offer may be withdrawn at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 5:00 p.m., New York City time, on March 25, 2011, which is the 40th business day following the commencement of the Tender Offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Tender Offer is open, are delayed in accepting for payment or paying for Convertible Notes or are unable to accept for payment or pay for Convertible Notes pursuant to the Tender Offer for any reason, then, without prejudice to our rights under the Tender Offer, the Depositary may, on our behalf, retain all Convertible Notes tendered, and such Convertible Notes may not be withdrawn except as otherwise provided in this section, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, as applicable, which provide that the issuer making the Tender Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Tender Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase; and

•

must specify the name of the person who tendered the Convertible Notes to be withdrawn, the aggregate principal amount of Convertible Notes to be withdrawn and the name of the registered holder of the Convertible Notes, if different from that of the person who tendered such Convertible Notes.

A signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Convertible Notes tendered by an Eligible Institution) must also be submitted before the release of the tendered Convertible Notes. In addition, such notice must specify the name and number of the account at DTC to be credited with the withdrawn Convertible Notes.

Withdrawals may not be rescinded, and Convertible Notes withdrawn will thereafter be deemed not validly tendered for purposes of the Tender Offer. However, withdrawn Convertible Notes may be retendered by again following one of the procedures described in “— Procedures for Tendering Convertible Notes” at any time before the Expiration Date.

We will determine all questions as to the form and validity (including but not limited to time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Convertible Notes by any noteholder, and such determination will be binding on all noteholders. None of us, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

If you tender Convertible Notes in the Tender Offer, you may convert such Convertible Notes (subject to the terms and conditions of the Indenture) only if you withdraw such Convertible Notes prior to the time your right to withdraw has expired. As of the date of this Offer to Purchase, the conditions required for you to be able to convert the Convertible Notes were not satisfied. See “Description of the Convertible Notes.”

Acceptance of Convertible Notes for Purchase and Payment of Purchase Price

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Date, we will accept for payment and pay for, and thereby purchase, up to $50.0 million aggregate principal amount of Convertible Notes validly tendered and not validly withdrawn before the Expiration Date, subject to proration.

For purposes of the Tender Offer, we will be deemed to have accepted for payment and therefore purchased Convertible Notes that are validly tendered and not validly withdrawn, subject to the proration provisions of the Tender Offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the Convertible Notes for payment pursuant to the Tender Offer.

We will pay for Convertible Notes purchased under the Tender Offer by depositing the aggregate purchase price for such Convertible Notes with the Depositary, which will act as agent for tendering noteholders for the purpose of receiving payment from us and transmitting payment to the tendering noteholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE TENDER OFFER CONSIDERATION BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered Convertible Notes accepted for payment promptly after the Expiration Date; however, we do not expect to be able to announce the final results of any proration and commence payment for Convertible Notes purchased until approximately five business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Convertible notes tendered and not purchased, including but not limited to Convertible Notes not purchased due to proration, will be credited to the account maintained with DTC by the participant therein who so delivered the Convertible Notes, promptly after the Expiration Date or termination of the Tender Offer. In addition, if certain events occur, we may not be obligated to purchase Convertible Notes under the Tender Offer. See “— Conditions to the Tender Offer.”

We will generally pay any transfer taxes with respect to the sale and transfer of purchased Convertible Notes to us or our order pursuant to the Tender Offer. If, however, payment of the purchase price is to be made to, or Convertible Notes not tendered or not purchased are to be registered in the name of, any person other than the registered holder(s) of the Convertible Notes, the amount of any transfer taxes (whether imposed on the registered holder(s) of the Convertible Notes, such other person or otherwise) payable on account of the transfer to such person will be deducted from the payment unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

ANY TENDERING NOTEHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE NOTEHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER. SEE “MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS” REGARDING CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS FOR TENDERING NOTEHOLDERS.

Conditions to the Tender Offer

Our obligation to accept for payment, and pay for, any Convertible Notes validly tendered and not validly withdrawn pursuant to the Tender Offer is conditioned on satisfaction of all the conditions to the Tender Offer. The Tender Offer is not conditioned on any minimum aggregate principal amount of the convertible notes being validly tendered and not withdrawn. The Tender Offer does not have as a condition that a minimum principal amount of Convertible Notes be tendered.

Financing Condition. The Tender Offer is conditioned upon the consummation of our anticipated Notes Offering and Equity Offering, resulting in gross proceeds to us of at least $175.0 million and $75.0 million, respectively. The consummation of our anticipated Notes Offering is conditioned on the amendment and restatement of our existing secured revolving credit facility as described under the caption “GMX Resources Inc. — Amendment of Our Secured Revolving Credit Facility.” This Offer to Purchase and related documents will not constitute an offer to sell or the solicitation of an offer to buy securities that may be issued in connection with either our anticipated Notes Offering or Equity Offering. We expect that the obligations we incur in the Notes

Offering will be unsecured and will rank equal in right of payment with the Convertible Notes; provided that we also expect such obligations to be guaranteed by our subsidiaries. Notwithstanding the foregoing, we expressly reserve the right, in our sole discretion but subject to applicable law, to terminate the Tender Offer prior to the Expiration Date and not accept for payment any Convertible Notes tendered in the Tender Offer if we determine, in our reasonable judgment, that this financing condition cannot be satisfied at or prior to the Expiration Date and such inability makes it inadvisable to proceed with the Tender Offer or with acceptance for payment of any Convertible Notes tendered in the Tender Offer. See “— Source and Amount of Funds” for additional information regarding the Equity Offering and Notes Offering. There can be no assurance that the Equity Offering and Notes Offering will be completed on the terms described in this Offer to Purchase or at all.

General Conditions. Notwithstanding any other provision of the Tender Offer, we will not be required to accept for payment or pay for any Convertible Notes tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, and the payment for, Convertible Notes tendered, subject to the requirements of the Exchange Act for prompt payment for or return of Convertible Notes, if at any time on or after January 28, 2011 (or such earlier date as may be specified in the relevant condition) and before the expiration of the Tender Offer any of the following events shall have occurred or are determined by us to have occurred, that, in our reasonable judgment, makes it inadvisable to proceed with the Tender Offer or with acceptance for payment or payment:

(1)	there shall have been any action or proceeding threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Tender Offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Convertible Notes illegal or otherwise restrict or prohibit completion of the Tender Offer,

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Convertible Notes, or

•

materially and adversely affect our and our subsidiaries’ business, financial condition, income or operations, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or our subsidiaries;

(2)	there has occurred:

•	any general suspension of trading in, or limitation on prices for, securities in the securities or financial markets,

•	any material impairment in the trading market for debt securities in the United States,

•	any material adverse change in United States currency exchange rates or a suspension of, or limitation on, the markets for U.S. dollars,

•	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect the extension of credit by banks or other lending institutions in the United States,

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that could materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of us and our subsidiaries, taken as a whole, or trading in the Convertible Notes or in our Common Stock,

•

any decline in either the Dow Jones Industrial Average or the Standard & Poor’s Index of 500 Industrial Companies by an amount in excess of 15% measured from 4:00 p.m., New York City time, on the date of this Offer to Purchase,

•

the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including but not limited to an act of terrorism, or

•	in the case of any of the foregoing existing at the time of the commencement of the Tender Offer, a material acceleration or worsening thereof;

(3)	a tender offer or exchange offer for any or all of the Convertible Notes or our Common Stock shall have been commenced;

(4)	we shall have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business; or

(5)	any change shall have occurred in, or we learn of events or circumstances that are reasonably likely to affect, the business, financial condition, assets, income or operations of us and our subsidiaries, taken as a whole, that, in our judgment, is or may reasonably likely be material and adverse to us or our subsidiaries or the benefits of the Tender Offer to us.

The foregoing conditions are for our sole benefit and may be waived by us, in whole or in part, at any time and from time to time in our sole discretion before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and each such right is an ongoing right that may be asserted at any time and from time to time prior to the Expiration Date. Any determination or judgment by us concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

There can be no assurance that the foregoing conditions will be met, that we will not terminate the Tender Offer, or that, in the event the Tender Offer is not consummated, the market value and the liquidity of the Convertible Notes will not be materially adversely affected.

Additional Terms of the Tender Offer. The Tender Offer is also subject to the following terms:

•	All communications, payments, notices, certificates, or other documents to be delivered to or by a noteholder will be delivered by or sent to or by it at the noteholder’s own risk.

•

By submitting a valid electronic acceptance instruction, a noteholder will be deemed to have given the representations, warranties and undertakings of the holder set forth under “— Procedures for Tendering Convertible Notes — Tendering Noteholders’ Representations and Warranties; Our Acceptance Constitutes an Agreement.”

•

All acceptances of tendered Convertible Notes shall be deemed to be made on the terms set out in this Offer to Purchase (and shall be deemed to be given in writing even though submitted electronically).

•	We may in our sole discretion elect to treat as valid a tender instruction in respect of which the relevant holder does not fully comply with all the requirements of these terms.

•

Unless waived by us, any irregularities in connection with tenders of Convertible Notes must be cured within such time as we shall determine. None of the Dealer Managers, the Depositary, the Information Agent, us nor any other person shall be under any duty to give notification of any defects or irregularities in such tenders of Convertible Notes, nor will any of such entities incur any liability for failure to give such notifications. Tenders of Convertible Notes may be deemed not to have been made until such irregularities have been cured or waived.

•	None of the Dealer Managers, the Depositary, the Information Agent, nor we shall accept any responsibility for failure of delivery of a notice, communication or electronic acceptance instruction.

•

Without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or notice, in addition to any press release or notice required pursuant to the terms of the Indenture.

•	The Convertible Notes are our debt obligations and are governed by the Indenture. There are no appraisal or other similar statutory rights available to the holders in connection with the Tender Offer.

•

The contract constituted by our acceptance for payment in accordance with the terms of this Offer to Purchase of Convertible Notes validly tendered (or defectively tendered, if such defect has been waived by us) shall be governed by, and construed in accordance with, the laws of the State of New York.

Certain Significant Consequences

In deciding whether to participate in the Tender Offer, each noteholder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase, the following consequences:

•

Limited Trading Market. The Convertible Notes are not listed on any national or regional securities exchange. Although certain institutions and securities dealers do provide quotations for and engage in transactions in the Convertible Notes, there is no established public market for the Convertible Notes. We believe that trading in the Convertible Notes has been limited and sporadic. To the extent that Convertible Notes are purchased in the Tender Offer, the trading market for the Convertible Notes would become even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for Convertible Notes not purchased may be affected adversely to the extent that the principal amount of Convertible Notes tendered pursuant to the Tender Offer reduces the float. The reduced float may also tend to make the trading price more volatile. There can be no assurance that any trading market will exist for the Convertible Notes following consummation of the Tender Offer. The extent of the public market for the Convertible Notes following consummation of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of Convertible Notes, the number of noteholders and the interest in maintaining a market in the Convertible Notes on the part of securities firms. We do not intend to create or sustain a market for any Convertible Notes that remain outstanding following consummation of the Tender Offer.

•

Subsequent Purchase of the Convertible Notes. We reserve the absolute right, in our sole discretion, from time to time to purchase any Convertible Notes that remain outstanding after the Expiration Date through open-market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine (or as may be provided for in the Indenture), which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration. However, there can be no assurance that the noteholders of Convertible Notes will have any further opportunity to gain liquidity with respect to the Convertible Notes, except as otherwise expressly required under the Indenture. Moreover, Exchange Act Rule 13e-4(f)(6) generally prohibits us and our affiliates from purchasing any Convertible Notes, other than in the Tender Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.

•

The Conversion Price of the Convertible Notes Is Significantly Greater than our Recent Share Prices. The Convertible Notes are convertible, under certain circumstances, into shares of our Common Stock at a conversion rate of 30.7692 shares of Common Stock per $1,000 principal amount of Convertible Notes for a total of approximately 3,846,150 shares. This is equivalent to a conversion price of approximately $32.50 per share. The closing price for our shares of Common Stock on the New York Stock Exchange on January 27, 2011 was $5.47 per share.

•

Position of the Company Concerning the Tender Offer. Noteholders of Convertible Notes purchased in the Tender Offer will forgo interest, conversion and other rights associated with these Convertible Notes. Neither the Company nor its management or board of directors nor the Dealer Managers, Depositary or the Information Agent makes any recommendation to any noteholder of Convertible Notes as to whether the noteholder should tender or refrain from tendering any or all of such noteholder’s Convertible Notes, and none of them has authorized any person to make any such recommendation. Noteholders are urged to evaluate carefully all information in this Offer to Purchase, consult their own investment and tax advisors and make their own decisions whether to tender Convertible Notes, and, if so, the principal amount of Convertible Notes to tender.

•	Cancellation of Purchased Convertible Notes. We currently intend to cancel Convertible Notes purchased pursuant to the Tender Offer, and those Convertible Notes will cease to be outstanding.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”); (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a general summary of material U.S. federal income tax considerations of the Tender Offer that may be relevant to beneficial owners of the Convertible Notes. This summary is based on the Code, Treasury regulations promulgated thereunder, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). We have not sought and will not seek any ruling from the Internal Revenue Service or an opinion of counsel regarding the matters described below. We cannot assure you that the Internal Revenue Service will not challenge one or more of the tax consequences described in this discussion.

This summary assumes that the Convertible Notes are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is not a complete description of all the tax consequences of a tender pursuant to the Tender Offer and, in particular, does not address U.S. federal income tax considerations applicable to holders who tender Convertible Notes pursuant to the Tender Offer and also purchase notes pursuant to our concurrent capital markets debt offering or to persons subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders that mark to market, U.S. expatriates, persons who hold their Convertible Notes as part of a hedge, straddle or conversion transaction, insurance companies, regulated investment companies, real estate investment trusts, entities treated as partnerships for U.S. federal income tax purposes and holders of interests therein, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or tax-exempt entities). In addition, this summary does not discuss any aspect of state, local or foreign tax law that may be applicable to any holder, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

Consequences to Tendering U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder. A “U.S. Holder” is a beneficial owner of Convertible Notes that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds Convertible Notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Convertible Notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of the Tender Offer.

The receipt of cash by a U.S. Holder in exchange for Convertible Notes pursuant to the Tender Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives cash for Convertible Notes pursuant to the Tender Offer will recognize gain or loss, if any, for U.S. federal income tax purposes equal to the difference between the aggregate consideration received in exchange for the Convertible Notes tendered (less any amounts attributable to accrued but unpaid interest, which will be taxable as interest to the extent not previously accrued into income), and such holder’s adjusted tax basis in such Convertible Notes. A U.S. Holder’s adjusted tax basis in a Convertible Note is generally equal to the price such Holder paid for the Convertible Note increased by, if applicable, any market discount (as described below) previously included in income by such U.S. Holder with respect to the Convertible Note and reduced by, if applicable, any amortizable bond premium that the U.S. Holder has previously deducted with respect to the Convertible Note. Except as provided below, any gain or loss recognized on a disposition of a Convertible Note will generally give rise to capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Convertible Note for U.S. federal income tax purposes is more than one year. Long-term capital gains recognized by non-corporate Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain recognized by a tendering U.S. Holder will be treated as ordinary income to the extent of any market discount on the Convertible Notes that has accrued during the period that the tendering U.S. Holder held the Convertible Notes and that has not previously been included in income by the U.S. Holder. A Convertible Note generally will be considered to be acquired with market discount if the initial tax basis of the Convertible Note in the hands of the U.S. Holder was less than the stated redemption price at maturity of the Convertible Note by more than a specified de minimis amount. Market discount accrues on a ratable basis, unless the U.S. Holder elected to accrue the market discount using a constant-yield method.

Consequences to Tendering Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a Non-U.S. Holder. As used herein, a “Non-U.S. Holder” is any beneficial owner of Convertible Notes that is an individual, corporation, estate or trust and that is not a U.S. Holder.

A Non-U.S. Holder who receives cash in exchange for Convertible Notes pursuant to the Tender Offer will realize gain or loss in an amount equal to the difference between the aggregate consideration received in exchange for the Convertible Notes tendered (less any amounts attributable to accrued but unpaid interest, which will be taxable as interest to the extent not previously accrued into income), and such Holder’s adjusted tax basis in such Convertible Notes. Subject to the discussion of amounts attributable to interest and the discussion of information reporting and backup withholding below, any gain realized by a Non-U.S. Holder on the sale of a Convertible Note generally will not be subject to U.S. federal income tax or withholding tax, unless:

•

such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case the Non-U.S. Holder will be taxed on the gain in the manner described below;

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied, in which case the Non-U.S. Holder will be subject to a flat 30% rate of U.S. federal income tax on the gain, which may be offset by U.S.-source capital losses; or

•

we are or have been a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”) and certain other conditions are met.

We believe that we currently are a USRPHC. However, because we believe that our stock is currently “regularly traded on an established securities market,” a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax with respect to any gain realized on the disposition of the Convertible Notes pursuant to the Tender Offer solely because of our status as a USRPHC, unless:

•

the Convertible Notes are “regularly traded on an established securities market” and such Non-U.S. Holder held directly or indirectly more than 5% of the outstanding Convertible Notes at any time during the shorter of the five-year period preceding the date of the disposition of the Convertible Notes pursuant to the Tender Offer and the holder’s holding period or

•

the Convertible Notes are not “regularly traded on an established securities market” and such Non-U.S. Holder holds directly or indirectly an amount of the Convertible Notes that had, on the last date that the Non-U.S. Holder acquired any portion of the Convertible Notes, an aggregate fair market value greater than the fair market value on that date of 5% of our outstanding shares of common stock.

If either of the above two conditions were satisfied, then any gain recognized by a Non-U.S. Holder on the surrender of the convertible notes pursuant to the Tender Offer would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates. In addition, if the Convertible Notes are not considered to be regularly traded on an established securities market a Non-U.S. Holder described in the second bullet above could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the disposition of Convertible Notes pursuant to the Tender Offer. Any amount withheld will be allowed as a refund or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite information is properly and timely provided to the IRS. Non-U.S. Holders satisfying either of the above two conditions are urged to consult their own tax advisors in determining the U.S. tax consequences of surrendering their Convertible Notes pursuant to the Tender Offer.

Subject to the discussion of information reporting and backup withholding below, amounts received pursuant to the Tender Offer attributable to accrued but unpaid interest on a Convertible Note by a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that:

•	the holder certifies its foreign status by providing a properly completed and executed Form W-8BEN;

•	the holder does not actually or constructively own 10% or more of our voting stock;

•	the holder is not a controlled foreign corporation that is related to us through stock ownership; and

•	such interest is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

A Non-U.S. Holder that does not satisfy the preceding requirements generally will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate) on payments of interest that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

Gain or interest on the Convertible Notes that is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) will not be subject to U.S. federal withholding if the Non-U.S. Holder provides a properly executed Form W-8ECI. Such gain or interest will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. income tax rates. In addition, corporate Non-U.S. Holders may be subject to a 30% branch profits tax on effectively connected gain, unless an applicable income tax treaty provides for a lower rate.

Non-U.S. Holders should consult their tax advisors regarding the availability of a refund of any U.S. withholding tax, as well as any applicable income tax treaties (which may provide for a lower rate of withholding tax and/or an, exemption from or reduction of branch profits tax).

Information Reporting and Backup Withholding

Information reporting requirements will generally apply to Convertible Notes tendered in the Tender Offer. U.S. federal income tax law requires that each tendering U.S. Holder must provide such U.S. Holder’s correct taxpayer identification number (“TIN”) which, in the case of an individual is his or her social security number or individual taxpayer identification number, and certain other information, or otherwise establish a basis for exemption from backup withholding. Exempt U.S. Holders are not subject to these backup withholding and information reporting requirements.

If you provide the correct TIN or an adequate basis for exemption, each non-exempt tendering U.S. Holder may be subject to backup withholding (currently at a rate of 28%) imposed on such U.S. Holder’s gross proceeds from the Tender Offer. To prevent backup withholding, each tendering U.S. Holder must complete the Substitute Form W-9 that is being provided with each Letter of Transmittal, and provide either (i) its correct TIN and certain other information under penalties of perjury or (ii) an adequate basis for exemption. Each tendering Non-U.S. Holder must submit an appropriate, properly completed Internal Revenue Service Form W-8BEN or W-8ECI (or successor form), as the case may be, certifying, under penalties of perjury, to such Non-U.S. Holder’s foreign status in order to establish an exemption from backup withholding. Backup withholding is not an additional federal income tax. Rather, the U.S. federal income tax liability of persons subject to backup withholding will be offset by the amount withheld. If backup withholding results in an overpayment of U.S. federal income tax, a refund or credit may be obtained from the Internal Revenue Service, provided the required information is timely furnished.

THE FOREGOING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE TENDER OF NOTES PURSUANT TO THE TENDER OFFER THUS, HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE TENDER OFFER TO THEM, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND THE EFFECT OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

MARKET PRICE INFORMATION

The Convertible Notes are not listed on any national securities exchange or authorized to be quoted in any inter-dealer quotation system of any national securities association. Although certain institutions and securities dealers do provide quotations for and engage in transactions in the Convertible Notes, there is no established public market for the Convertible Notes. We believe that trading in the Convertible Notes has been limited and sporadic. The Convertible Notes are convertible into shares of our Common Stock at a conversion rate of 30.7692 shares of Common Stock per $1,000 principal amount of Convertible Notes, equivalent to a conversion price (subject to adjustment) of $32.50 per share of Common Stock.

Our Common Stock is traded on The New York Stock Exchange under the symbol “GMXR” and was previously traded under this symbol on The NASDAQ Global Select Market until we transferred this listing to The New York Stock Exchange on December 16, 2009. The closing price of our Common Stock on January 27, 2011 was $5.47 per share. The following table provides the high and low sales prices for our Common Stock as listed on The New York Stock Exchange or The NASDAQ Global Select Market, as applicable during the periods described below. We urge noteholders to obtain current market quotations for the shares of our Common Stock and the Convertible Notes before deciding whether to tender their Convertible Notes and, if so, what principal amount to tender.

	Prices
	High	Low
Fiscal Year Ended December 31, 2008
First Quarter	$35.22	$23.65
Second Quarter	76.89	34.09
Third Quarter	88.35	40.74
Fourth Quarter	47.91	16.84
Fiscal Year Ended December 31, 2009
First Quarter	$30.49	$5.96
Second Quarter	19.10	5.57
Third Quarter	16.61	8.38
Fourth Quarter	19.00	10.95
Fiscal Year Ended December 31, 2010
First Quarter	$15.00	$7.86
Second Quarter	9.62	6.00
Third Quarter	7.28	3.98
Fourth Quarter	5.95	4.05
Fiscal Year Ending December 31, 2011
First Quarter (through January 27, 2011)	$6.45	$4.88

As of January 21, 2011, there were approximately 112 holders of record of our Common Stock. We have not paid any dividends on our Common Stock in the past and do not intend to pay cash dividends on our Common Stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including but not limited to exploration, development and acquisition activities. Our secured revolving credit facility contains, and we expect the instruments governing the obligations incurred in the Notes Offering will contain, covenants that restrict our ability to pay dividends unless we maintain certain leverage ratios.

The conversion rate on the Convertible Notes is subject to change (a) if we issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock, or if we effect a share split or share combination, (b) if we issue to all or substantially all holders of our Common Stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our Common Stock, at a price per share less than the average of the last reported sale prices of our Common Stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, (c) if we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities to all or substantially all holders of our Common Stock, (d) if any cash dividend or distribution is made to all, or substantially all, holders of our outstanding Common Stock, or (e) if any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the last reported sale price of our Common Stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to (d) and (e), in no event will the conversion rate exceed 40.0002 shares of our Common Stock per $1,000 principal amount of notes, subject to adjustment pursuant to (a), (b), and (c).

PERSONS EMPLOYED IN CONNECTION WITH THE TENDER OFFER

Dealer Managers

Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. Incorporated have been engaged to act as the Dealer Managers in connection with the Tender Offer. In such capacity, the Dealer Managers will contact noteholders regarding the Tender Offer and will request brokers, dealers, commercial banks, trust companies and other nominees to forward the offer documents and related materials to beneficial owners of Convertible Notes. The Dealer Managers will receive reasonable and customary compensation for their services. We also have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Tender Offer. We have also aggred to indemnify and hold harmless the Dealer Managers and their respective affiliates against certain liabilities, including but not limited to reasonable fees and expenses of counsel, in connection with the Tender Offer, including but not limited to certain liabilities under the federal securities laws.

The Dealer Managers have provided in the past, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services, including in connection with the Equity Offering, the Notes Offering and the amendment we expect to obtain of our secured revolving credit facility to permit the Tender Offer and the anticipated Notes Offering, to us for which they will be paid customary fees. In the ordinary course of business, the Dealer Managers and their respective affiliates may participate in loans and actively trade our debt and equity securities, including but not limited to Convertible Notes, for their own accounts or for the accounts of customers and, accordingly, the Dealer Managers and their respective affiliates may at any time hold long or short positions in such securities. As a result, the Dealer Managers at any time may own certain of our securities, including but not limited to Convertible Notes. In addition, the Dealer Managers may tender Convertible Notes into the Tender Offer for their own accounts.

Any noteholder or beneficial owner that has questions concerning the terms of the Tender Offer may contact the Dealer Managers at their addresses and telephone numbers set forth on the back cover page of this Offer to Purchase.

Information Agent and Depositary

We have appointed Global Bondholder Services Corporation as the Information Agent with respect to the Tender Offer. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith.

We have also agreed to indemnify the Information Agent for certain liabilities, including but not limited to liabilities under the federal securities laws. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation has also been appointed the Depositary for the Tender Offer. All deliveries and correspondence sent to the Depositary should be directed to its address set forth on the back cover of this Offer to Purchase. We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities, including but not limited to liabilities under the federal securities laws.

None of the Dealer Managers, the Depositary or the Information Agent assume any responsibility for the accuracy or completeness of the information concerning us or our affiliates or the Convertible Notes contained or referred to in this Offer to Purchase and related documents.

Other Information

In connection with the Tender Offer, our and our affiliates’ officers and other representatives may solicit tenders by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Convertible Notes and in handling or forwarding tenders of Convertible Notes by their customers. We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Managers, the Depositary and the Information Agent as described above) for soliciting tenders of Convertible Notes pursuant to the Tender Offer. Noteholders holding Convertible Notes through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if noteholders tender Convertible Notes through such brokers or banks and not directly to the Depositary. We will pay or cause to be paid all transfer taxes, if any, on our purchase of Convertible Notes except as otherwise provided in this Offer to Purchase and Instruction 5 in the Letter of Transmittal.

MISCELLANEOUS

We are not aware of any jurisdiction where the making of the Tender Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Tender Offer or the acceptance of Convertible Notes pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Tender Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Convertible Notes in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer shall be deemed to be made on our behalf by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO that contains additional information with respect to the Tender Offer. The Schedule TO, including but not limited to the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in “Certain Information About Us” with respect to information concerning us.

NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES MAKES ANY RECOMMENDATION TO ANY NOTEHOLDER AS TO WHETHER TO TENDER ANY CONVERTIBLE NOTES IN CONNECTION WITH THE TENDER OFFER. NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND NONE OF THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION

AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES TAKES ANY RESPONSIBILITY FOR, NOR PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF, ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY SUCH INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY, ITS MANAGEMENT OR BOARD OF DIRECTORS, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY.

January 28, 2011

The Letter of Transmittal and any other required documents should be sent or delivered by each noteholder or such noteholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at its address set forth below.

The Depositary for the Tender Offer is:

Global Bondholder Services Corporation

By facsimile:

(For Eligible Institutions only):

(212) 430-3775

Confirmation:

(212) 430-3774

By Mail, by Overnight Courier or by Hand:

65 Broadway — Suite 404

New York, NY 10006

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the other offer documents may be directed to the Information Agent at its telephone number above. A noteholder may also contact the Dealer Managers at their respective telephone numbers set forth below or such noteholder’s custodian for assistance concerning the Tender Offer. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.

The Information Agent for the Tender Offer is:

Global Bondholder Services Corporation

65 Broadway — Suite 404

New York, New York 10006

Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774

Toll-free (866) 804-2200

The Dealer Managers for the Tender Offer are:

Credit Suisse	Morgan Stanley
Credit Suisse Securities (USA) LLC Attn: Liability Management Group Eleven Madison Avenue New York, New York 10010 Collect: (212) 538-2147 U.S. Toll-free: (800) 820-1653	Morgan Stanley & Co. Incorporated Attn: Liability Management Group 1585 Broadway New York, New York 10036 Collect: (212) 761-0953 U.S. Toll-free: (800) 624-1808